                                                                  EXHIBIT (b)(2)

                                                                February 3, 1998

Mr. C. Scott Brannan
Vice President Administration & Controller
Danaher Corporation
1250 24th Street, N.W.
Washington, D.C. 20037

Dear Scott:

     The Bank of Nova Scotia is pleased to extend to Danaher Corporation a commitment to provide a $250 million 364-day revolving credit facility. The terms and conditions of this facility are summarized on the attached indicative term sheet and are subject to execution of definitive credit documentation.

     Unless accepted, this commitment terminates on April 30, 1998.

                                          Sincerely,


                                          /s/ JAMES T. TRIMBLE
                                          James T. Trimble

Accepted and Agreed:
DANAHER CORPORATION

 By:

 TITLE:
        ---------------------

 DATE:
        ---------------------

                                                                      ATTACHMENT


                              DANAHER CORPORATION
                        INDICATIVE TERMS AND CONDITIONS

Borrower:                       Danaher Corporation

Bank:                           The Bank of Nova Scotia

Facility:                       364-day revolving credit facility.

Purpose:                        General corporate, including potential
                                acquisitions.

Amount:                         Up to US$250,000,000

Maturity:                       364 days from closing of credit documentation,
                                but no later than April 30, 1999.

Pricing: Facility Fee: 0.075% (7.5 bp) per annum, payable on the commitment amount regardless of usage, payable on the calendar quarter-end in arrears, based upon a 360-day year. The Facility Fee shall become effective beginning on the earlier of: 1) the closing date, and 2) 30 days following the acceptance of this commitment.

                                LIBOR Interest Rate: 0.125% (12.5 bp) for interest periods of 1, 2 or 3 months, payable at the end of each interest period, based upon a 360 day year.

                                Annual Administrative Agency Fee: to be
                                negotiated.

Financial Covenants:            Identical to those found in the Borrower's
                                existing US$250,000,000 syndicated revolving
                                credit agreement dated September 7, 1990 and as
                                amended from time to time (the 'Existing Credit
                                Agreement').

Representations and
  Warranties:                   Similar to those found in the Borrower's
                                Existing Credit Agreement, including but not
                                limited to:

                                o acquisitions are in the same general lines of
                                  business in which the Borrower is currently engaged.


Covenants:                      Similar to those found in the Borrower's
                                Existing Credit Agreement.

Events of Default:              Similar to those found in the Borrower's
                                Existing Credit Agreement.

Miscellaneous:                  Similar provisions to those found in the
                                Borrower's Existing Credit Agreement.

                                Whether or not the transactions contemplated hereby are consummated, the Borrower hereby agrees to indemnify and hold harmless the Bank and its respective directors, officers, employees and affiliates (each, an 'indemnified person') from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and expenses that arise out of, result from or in any way relate to this commitment letter or the provision of the Facility, and to reimburse each indemnified per-son, upon its demand, for any legal or other expenses (including the allocated cost of in-house counsel) incurred in connection with in-

                                vestigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such in-demnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent of such person. The Bank shall not be responsible or liable to the Borrower or any other person for any consequential damages which may be alleged.
                                The obligation contained in this paragraph will survive the closing of the Facility.

                                Whether or not any of the credit facilities described herein is extended to the Borrower, or a credit agreement or other document is executed, the Borrower shall pay and reimburse the Bank, immediately upon demand, for all costs and out-of-pocket expenses (including the allocated costs of in-house counsel) expended or incurred by the Bank in connection with the negotiation, preparation, administration
                                (including waivers and amendments), and

                                enforcement of his commitment letter and the loan documents contemplated hereby.